Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the inclusion of our report dated July 12, 2005 (with respect to Note H, September 26, 2005, November 10, 2005 and November 13, 2005, with respect to Notes F and G, October 28, 2005, and with respect to Note E, November 13, 2005) on our audit of the financial statements of Echo Healthcare Acquisition Corp. in Amendment No. 7 to the Registration Statement on Form S-1 and related Prospectus to be filed on or about November 14, 2005.

/s/ Eisner LLP
Eisner LLP
New York, New York
November 13, 2005